UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Ensco plc
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Ensco plc 6 Chesterfield Gardens London, England W1J 5BQ www.enscoplc.com	Press Release

Ensco plc Announces Amendment to Transaction Agreement

with Rowan Companies plc

Reaffirms Commitment to Create Larger, More Diverse Offshore Driller

Reiterates Strategic and Financial Benefits of Combining with Rowan

Increases Anticipated Annual Expense Synergies to $165 Million

Well Capitalized with Liquidity of $3.7 Billion

Accretive to Cash Flow Per Share in 2020

London, England, January 29, 2019 … Ensco plc (“Ensco” or the “Company”) (NYSE: ESV) today announced that the Company has entered into an amendment to the transaction agreement with Rowan Companies plc (“Rowan”) (NYSE: RDC) under which the companies will combine in an all-stock transaction. The amendment has been unanimously approved by each company’s board of directors.

Amended Terms

Under the terms of the amended transaction agreement, Rowan shareholders will receive 2.750 Ensco shares for each Rowan share and upon closing, Ensco and Rowan shareholders would own approximately 55% and 45%, respectively, of the outstanding shares of the combined company. All other terms and conditions of the transaction agreement that Ensco and Rowan entered into on October 7, 2018 remain the same. Odey Asset Management LLP, one of Rowan’s largest shareholders as of the most recent regulatory filings, has pledged its support for the amended transaction by entering into an irrevocable voting agreement for the firm’s holdings of approximately 11.4 million Rowan shares, or approximately 9% of Rowan’s shares outstanding.

Following months of integration planning, Ensco and Rowan now expect to realize annual pre-tax expense synergies of approximately $165 million, which represents a 10% increase from the annual pre-tax expense synergies contemplated at the time of announcement of the transaction in October 2018. Further, more than 75% of targeted synergies are expected to be realized within one year of closing.

Ensco President and Chief Executive Officer Carl Trowell stated, “By reaching an amended agreement, Ensco and Rowan shareholders will benefit from anticipated expense synergies that are expected to create approximately $1.1 billion of capitalized value. Furthermore, a larger, more technologically-advanced and diverse offshore driller will provide shareholders of both companies with even greater upside as the industry recovery unfolds — ideally positioning the combined company to meet increasing customer demand and capitalize on significant future revenue growth opportunities.”

Mr. Trowell concluded, “Today’s announcement reaffirms our belief that this transaction will create an industry-leading offshore driller that will allow Ensco and Rowan shareholders to participate in significant, long-term value creation opportunities. In addition to a broad fleet of high-specification floaters and jack-ups, the combined company will have a diverse customer base that includes most of the largest holders of offshore reserves and the broadest geographic presence of any offshore driller. Importantly, the combined company will have an enhanced financial position and an enhanced credit profile, which will allow the company to compete strongly across market cycles.”

Strategic Highlights

The amended transaction agreement maintains the strategic benefits outlined in the previously announced transaction. Ensco’s combination with Rowan will create a leading offshore rig fleet, with many of the industry’s highest specification assets:

•                  A leading offshore driller by fleet size, geographic presence and customer base

•                  82 rigs(1) spanning six continents and collectively serving more than 35 customers, including the largest national oil companies, international majors and independent exploration and production companies

•                  28 floaters and 54 jack-ups will be among the most technologically-advanced in the industry, ideally positioned to meet increasing levels of customer demand for the highest-specification ultra-deepwater drillships and harsh environment jack-ups

•                  Among 28 floaters (drillships and semisubmersibles) are 25 ultra-deepwater rigs capable of drilling in water depths greater than 7,500 feet, with an average age of six years — among the youngest and most capable fleets in the industry

•                  Second-largest fleet of highest-specification drillships(2), with 11 of these seventh generation ultra-deepwater rigs

•                  Among 54 jack-ups are 38 units equipped with many advanced features requested by clients such as increased leg length, expanded cantilever reach and greater hoisting capacity

The combined company will be the most geographically-diverse offshore driller, with current operations and drilling contracts spanning six continents in nearly every major deep- and shallow-water basin around the world. This includes the Gulf of Mexico, Brazil, West Africa, North Sea, Mediterranean, Middle East, Southeast Asia and Australia. Ensco shareholders will gain exposure to the ARO Drilling joint venture and ultra-harsh environment jack-ups, along with a presence in Norway. Rowan shareholders will gain access to Ensco’s strong relationships with larger deepwater customers and wider geographic footprint.

The combined company will service the industry’s broadest customer base, with continued emphasis on customer satisfaction. These customers will include most of the leading national and international oil companies, plus many independent operators. Customers will benefit from enhanced diversification of high-quality assets that best meet their drilling requirements.

(1)  Includes two drillships and one jack-up rig under construction. Excludes Rowan’s 50% interest in ARO Drilling and two rigs, Rowan California and Gorilla IV, earmarked for retirement.

(2)  Defined as drillships delivered in 2013 or later, equipped with dual BOP and 2.5 mm lbs. hookload derricks.

Importantly, the combined entity will continue its commitment of delivering industry-leading service, as evidenced by both companies’ long track records of top customer satisfaction rankings by EnergyPoint Research.

The combined company will continue to focus on technology to differentiate its services and lower costs. With a larger, more diversified fleet, the combined entity can economically develop and deploy technological advancements across a wider asset base and global footprint.

Financial Highlights

The combined company expects to capitalize on an expanded, high-quality fleet serving a larger customer base across a wider geographic footprint, resulting in significant future revenue growth opportunities. Estimated annual expense synergies of $165 million are expected to create approximately $1.1 billion of capitalized value for shareholders. Based on these anticipated annual savings, the transaction is expected to be accretive to cash flow per share annually for the combined entity beginning in 2020.

The combined company’s balance sheet is expected to have liquidity of $3.7 billion, including $1.7 billion of cash and short-term investments(3), providing the pro forma entity with the financial flexibility to continue investing in the fleet and innovations aimed at improving drilling efficiencies.  The combined company’s credit profile will benefit from increased scale and significantly enhanced diversification across regions, rig types, customers and expertise due to the diverse makeup of Ensco and Rowan’s businesses.  The combined company’s total contracted revenue backlog would be approximately $2.6 billion(3).

Conditions and Timing

The transaction is subject to approval by the shareholders of Ensco and Rowan and regulatory authorities, as well as other customary closing conditions. Ensco expects the reconvened General Meeting to occur during the week of February 18, 2019 and will announce the place, date and time of the meeting to approve resolutions relating to the transaction with Rowan in our proxy supplement. Votes of Ensco shareholders previously submitted in favor of (or against) the Ensco shareholder resolutions proposed in connection with the original transaction will not be counted in respect of the transaction. Ensco shareholders are therefore encouraged to vote in respect of the transaction, either by submitting a proxy or voting instruction card in accordance with the instructions which will be set out in the supplemental proxy materials referenced below or by attending the reconvened Ensco General Meeting and voting in person.

In addition, the transaction will be subject to court approval pursuant to a UK court-sanctioned scheme of arrangement. The transaction is not subject to any financing conditions. Ensco and Rowan intend to file supplemental proxy materials with the Securities and Exchange Commission as soon as possible. Ensco anticipates that the transaction will close during the first half of 2019.

Advisors

Morgan Stanley & Co. LLC is lead financial advisor to Ensco. HSBC Securities (USA) Inc. and Citigroup Global Markets Inc. are also providing financial advice to Ensco. Ensco’s legal advisors are Gibson, Dunn & Crutcher LLP and Slaughter and May.

(3)  As of September 30, 2018, or most recent company filing

About Ensco

Ensco plc (NYSE: ESV) brings energy to the world as a global provider of offshore drilling services to the petroleum industry. For more than 30 years, the company has focused on operating safely and going beyond customer expectations. Ensco is ranked first in total customer satisfaction in the latest independent survey by EnergyPoint Research — the eighth consecutive year that Ensco has earned this distinction. Operating one of the newest ultra-deepwater rig fleets and a leading premium jackup fleet, Ensco has a major presence in the most strategic offshore basins across six continents.  Ensco plc is an English limited company (England No. 7023598) with its corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ.  To learn more, visit our website at www.enscoplc.com.

Forward-Looking Statements

Statements included in this document regarding the proposed transaction between Ensco and Rowan, including closing conditions of the proposed transaction, and other statements that are not historical facts, are forward-looking statements (including within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”)). Forward-looking statements include words or phrases such as “anticipate,’ “believe,” “contemplate,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and words and phrases of similar import. These statements involve risks and uncertainties including, but not limited to, actions by regulatory authorities, rating agencies or other third parties, actions by the respective companies’ security holders, costs and difficulties related to integration of Ensco and Rowan, delays, costs and difficulties related to the transaction, market conditions, and Ensco’s financial results and performance following the completion of the transaction, satisfaction of closing conditions, ability to repay debt and timing thereof, availability and terms of any financing and other factors detailed in the risk factors section and elsewhere in Ensco’s and Rowan’s Annual Report on Form 10-K for the year ended December 31, 2017 and their respective other filings with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s website at www.sec.gov . Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. All information in this document is as of today. Except as required by law, both Ensco and Rowan disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Important Additional Information Regarding the Transaction Will Be Filed with the SEC

In connection with the proposed transaction, Ensco and Rowan have filed a joint proxy statement on Schedule 14A with the SEC.  Ensco and Rowan intend that the proposed transaction will be implemented by means of a court-sanctioned scheme of arrangement between Rowan and Rowan’s shareholders under the UK Companies Act 2006, as amended, in which case the issuance of Ensco’s ordinary shares in the proposed transaction would not be expected to require registration under the Securities Act, pursuant to an exemption provided by Section 3(a)(10) under the Securities Act. In the event that Ensco determines, with Rowan’s consent, to structure the transaction as an offer or otherwise in a manner that is not exempt from the registration requirements of the Securities Act, Ensco will file a registration statement with the SEC containing a prospectus with respect to Ensco’s ordinary shares that would be issued in the proposed transaction.  INVESTORS AND SECURITY HOLDERS OF ENSCO AND ROWAN ARE ADVISED TO CAREFULLY READ THE JOINT PROXY STATEMENT (WHICH INCLUDES AN EXPLANATORY STATEMENT IN RESPECT OF ANY SCHEME OF ARRANGEMENT OF ROWAN, IN ACCORDANCE WITH THE REQUIREMENTS OF THE UK COMPANIES ACT 2006) AND ANY REGISTRATION STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION, THE PARTIES TO THE TRANSACTION AND THE RISKS ASSOCIATED WITH THE TRANSACTION.  A definitive joint proxy statement has been and any registration statement/prospectus, as applicable, will be sent to security holders of Ensco and Rowan in connection with the Ensco and Rowan shareholder meetings.  Investors and security holders may obtain a free copy of the joint proxy statement (when available), any registration statement/prospectus, and other relevant documents filed by Ensco and Rowan with the SEC from the SEC’s website at www.sec.gov.  Security holders and other interested parties will also be able to obtain, without charge, a copy of the joint proxy statement, any registration statement/prospectus, and other relevant documents (when available) by directing a request by mail or telephone to either Investor Relations, Ensco plc, 5847 San Felipe, Suite 3300, Houston, Texas 77057, telephone 713-789-1400, or Investor Relations, Rowan Companies plc, 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056, telephone 713-621-7800.  Copies of the documents filed by Ensco with the SEC will be available free of charge on Ensco’s website at www.enscoplc.com under the tab “Investors.”  Copies of the documents filed by Rowan with the SEC will be available free of charge on Rowan’s website at www.rowan.com/investor-relations.

Participants in the Solicitation

Ensco and Rowan and their respective directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies from their respective security holders with respect to the transaction.  Information about these persons is set forth in the joint proxy statement filed by Ensco and Rowan with the SEC on December 11, 2018, respectively, and subsequent statements of changes in beneficial ownership on file with the SEC.  Security holders and investors may obtain additional information regarding the interests of such persons, which may be different than those of the respective companies’ security holders generally, by reading the joint proxy statement, any registration statement and other relevant documents regarding the transaction, which will be filed with the SEC.

No Offer or Solicitation

This document is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Service of Process

Ensco and Rowan are incorporated under the laws of England and Wales. In addition, some of their respective officers and directors reside outside the United States, and some or all of their respective assets are or may be located in jurisdictions outside the United States. Therefore, investors may have difficulty effecting service of process within the United States upon those persons or recovering against Ensco, Rowan or their respective officers or directors on judgments of United States courts, including judgments based upon the civil liability provisions of the United States federal securities laws. It may not be possible to sue Ensco, Rowan or their respective officers or directors in a non-U.S. court for violations of the U.S. securities laws.

Investor & Media Contacts

Ensco plc

Nick Georgas, 713-430-4607

Senior Director — Investor Relations and Communications

Ensco plc

Tim Richardson, 713-430-4490

Manager — Investor Relations